 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2016

CTI BIOPHARMA CORP.
(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
3101 Western Avenue, Suite 600
Seattle, Washington 98121
(Address of principal executive offices)
Registrant’s telephone number, including area code: (206) 282-7100
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 15, 2016, CTI BioPharma Corp. (the “Company”) approved the following:

•
A portion of the 2015 bonuses for Company employees who are not executive officers of the Company will be paid in the form of Company common stock awarded under the Company’s 2015 Equity Incentive Plan (the “Plan”). Such stock awards cover, in the aggregate, approximately 1,076,182 shares of the Company’s common stock.

•
The Company granted restricted stock awards to certain of its employees who are not executive officers of the Company. The restricted stock awards were granted under the Plan and cover, in the aggregate, 1,725,000 shares of the Company’s common stock. The restricted stock awards are scheduled to vest, subject to the award recipient’s continued employment, in four equal semi-annual installments, with an installment scheduled to vest on the dates that are six, twelve, eighteen and twenty-four months following the grant date.

As of January 15, 2016, 6,099,232 shares of Company common stock were available within the share limits of the Plan for new award grants under the Plan. As of April 15, 2016 and before giving effect to the new award grants described above on that date, 6,662,996 shares of Company common stock were available for new award grants under the Plan, with the increase in share availability relative to the shares available for new award grants under the Plan as of January 15, 2016 attributable to the expiration or termination of unexercised stock options and the cancellation of unvested restricted stock awards. After giving effect to the new award grants described above on April 15, 2016, approximately 3,861,814 shares of Company common stock remained available within the share limits of the Plan for new award grants under the Plan as of that date.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI BIOPHARMA CORP.
Date: April 15, 2016	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and
Administration